Exhibit 19

INSIDER TRADING POLICY

Purpose

The Board of Directors (the “Board”) of Prelude Therapeutics Incorporated (“Prelude”) has adopted this Insider Trading Policy (this “Policy”) to promote compliance with U.S. federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade based on that information.

This Policy is dated March 10, 2025 and supersedes any previous policy adopted by Prelude regarding insider trading.

Transactions Subject to this Policy

This Policy applies to transactions in Prelude’s securities (collectively referred to in this Policy as “Prelude Securities”), including purchases, sales and bona fide gifts of Prelude’s common stock, or any other type of security that Prelude may issue, including, but not limited to, preferred stock, convertible debentures, and warrants, as well as derivative securities that are not issued by Prelude, such as exchange-traded put or call options or swaps relating to Prelude Securities.

Persons Covered by this Policy

This Policy applies to Prelude’s officers, employees, directors, consultants and contractors (collectively, “Insiders”), and each of their Family Members and Related Entities (each, as defined below). Prelude may also determine that other persons should be subject to this Policy.

Family Members

The same restrictions described in this Policy that apply to an Insider also apply to the Insider’s family and household members, which includes family members who reside with an Insider (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the Insider’s household (whether or not they are a family member of the Insider), and any family members who do not live in the Insider’s household, but whose transactions in Prelude’s securities are directed by the Insider or are subject to the Insider’s influence or control (such as family members who consult with the Insider before they trade in Prelude Securities) (collectively, “Family Members”). However, this Policy does not apply to personal transactions in Prelude Securities of Family Members where the trading decision is made by a third party not controlled by, influenced by or related to an Insider.

Related Entities

This Policy also applies to any entities or persons who are controlled by an Insider (each, a “Related Entity”).

Notwithstanding the foregoing, this Policy generally does not apply to any Related Entities that engage in the investment of securities in the ordinary course of business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and the relevant Insider (or affiliated Related Entity) has represented to Prelude that such entity: (a) engages in the investment of securities in the ordinary course of business; (b) has

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established insider trading controls and procedures in compliance with applicable securities laws; and (c) is aware such securities laws prohibit any person or entity who has material non-public information concerning a company from purchasing or selling securities of a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade such securities. The Prelude legal department has the sole discretion to determine whether this exemption to this Policy may apply, including as to its determination that such outside insider trading controls and procedures do not conflict in any manner with this Policy.

Designated Insiders

Certain Insiders are subject to additional rules. Prelude’s “officers” (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), members of the Board, and other individuals who may from time to time be designated by the Compliance Officer are known as “Designated Insiders.” Prior to transacting in Prelude Securities, Designated Insiders’ trades must be pre-approved by the Compliance Officer.

Inside Information

Insiders may at some time come into possession of material non-public information about (1) Prelude or (2) companies with which Prelude does business, such as its customers, suppliers, and partners, or (3) companies involved in a potential transaction or business relationship with Prelude (the persons and entities referenced in the foregoing clauses (2) and (3) are collectively referred to herein as “Other Companies”).

Such information may come to an Insider’s attention in the ordinary course of performing their job or providing services to Prelude, through overheard remarks, or through some other means. No matter how an Insider learns of such information, there are certain restrictions that Insiders must observe. Failure to do so could result in serious legal consequences, including civil fines or criminal proceedings or disciplinary action, including termination of employment (whether or not an Insider’s failure to comply with this Policy also results in a violation of law).

Personal Responsibility

Insiders are individually responsible for complying with this Policy and for making sure any Family Members or Related Entities also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of Prelude, its Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate any individual from liability under applicable securities laws.

The existence of a personal financial emergency does not excuse an Insider from compliance with this Policy. Even if an Insider terminates employment or services with Prelude, the Insider may not trade in Prelude Securities until any material non-public information that that the Insider is aware of has become public or is no longer material.

STATEMENT OF POLICY

General Restrictions

At any time that an Insider is aware of any material non-public information about Prelude, an Insider (including an Insider’s Family Members and Related Entities) may not engage in the following activities:

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1.
buy, sell, gift or otherwise engage in any transactions, either directly or through a third party, (“trade”) in Prelude Securities, other than pursuant to a “10b5-1 Plan”1 entered into pursuant to Rule 10b5-1 under the Exchange Act;

2.
tip, directly or indirectly, material non-public information to any persons who might (a) trade in Prelude Securities or (b) pass along such information to others who might trade;

3.
make recommendations or express opinions to any person about trading in Prelude Securities on the basis of material non-public information; or

4.
directly or indirectly, disclose any material non-public information to anyone (a) within Prelude whose job does not require them to have that information or (b) outside Prelude including, but not limited to, Family Members, Related Entities, friends, business associates, investors, and consulting firms, unless the disclosure is authorized by Prelude.

The same restriction applies to trading in securities of Other Companies when an Insider is in possession of material non-public information about such Other Companies.

The test for liability under the securities laws is not whether an Insider affects a trade because of the information in question. Liability can attach even if an Insider trades for other reasons while aware of such information.

Material Information

Information is “material” if (1) a reasonable investor would likely consider such information important in deciding whether to buy, hold or sell a company’s securities, or (2) it might affect the market or price for a company’s securities (whether positively or negatively).

Examples of material information include (but are not limited to): financial or company performance information (especially cash balance, burn and runway), significant regulatory communications, timing and achievement of major development milestones, results of studies and trials, entry into a new commercial agreement or termination of an existing commercial agreement, mergers or acquisitions, important pipeline expansion, significant cybersecurity incidents or data breaches, and changes in executive management or our Board.

Material information could also include many other types of information not listed above. Insiders should remember that federal and stock market investigators and potential plaintiffs will scrutinize questionable trades “after the fact” with the benefit of hindsight. As a practical matter, before engaging in any trade, Insiders should carefully consider how enforcement authorities and others might view the trade in hindsight. Questions concerning the materiality of particular information should be resolved in favor of materiality. As a general rule, when in doubt, do not trade.

1 means a binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Exchange Act, including the applicable cooling off period, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

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Non-Public Information

Information is considered “non-public” until the information has been disclosed broadly to the marketplace and the investing public has had time to absorb and evaluate the information fully. Examples of public disclosure include (but are not limited to): (1) public filings with the Securities and Exchange Commission (the “SEC”); (2) press releases; and (3) web casts or earnings calls for which proper prior notice has been publicly given.

Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until a full trading day has elapsed after the information was publicly disclosed.

Determining “Material” and “Non-public.”

Whether a particular item is “material” or “non-public” will be judged with 20/20 hindsight. Accordingly, when in doubt as to a particular item of information, you should either consult with our Compliance Officer or presume it is material and has not been disclosed to the public.

Prohibited Activities

Prelude has determined that there is a heightened legal risk and/or the appearance of improper conduct if the persons subject to this Policy engage in certain types of speculative transactions in Prelude Securities. Therefore, this Policy prohibits Insiders from engaging in any of the following types of transactions:

1.
Short Sales. Short sales of Prelude Securities evidence an expectation on the part of the seller that the securities will decline in value and, therefore, signal to the market that the seller has no confidence in Prelude or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve Prelude’s performance. For at least these reasons, short sales of Prelude Securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits directors and certain officers from engaging in short sales.
2.
Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Prelude Securities and, therefore, creates the appearance that the Insider is trading based on inside information. Transactions in options also may focus the Insider’s attention on short-term performance at the expense of Prelude’s long-term objectives. Accordingly, transactions in puts, calls, or any other derivative securities involving Prelude’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy. Please note that option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”
3.
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of such Insider’s stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. In these situations, the Insider may no longer have the same objectives as other shareholders. Therefore, Insiders are prohibited from engaging in any such transactions involving Prelude’s equity securities.

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4.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Prelude Securities, Designated Insiders are prohibited from holding Prelude Securities in a margin account or pledging Prelude Securities as collateral for a loan. An exception to this prohibition may be granted where an Insider wishes to pledge Prelude Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities. The Compliance Officer may, in his or her sole discretion, determine to make such other exceptions as he or she deems suitable. Any Insider who wishes to pledge Prelude Securities as collateral for a loan must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Designated Insiders

In addition to the other requirements outlined in this Policy, Designated Insiders may not transact in Prelude Securities (other than pursuant to a Rule 10b5-1 Plan) without first obtaining pre-approval from our Compliance Officer by: (1) providing written notification of the amount and nature of the proposed trade, (2) certifying no earlier than two business days prior to the proposed trade that you have no material non-public information regarding Prelude Securities and, to your knowledge, you will have not material non-public information as of the proposed trade date, and (3) receiving email confirmation from our Compliance Officer approving the trade, which approval can be granted or denied at his or her discretion, and can be withdrawn at any time upon notice to the requesting party. If a person is denied pre-approval, they should not initiate any transaction in Prelude Securities and should not inform any other person of the restriction.

Exceptions to Prohibited Activities

•
401(k) Plan. This Policy does not apply to purchases of Prelude Securities in Prelude’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Prelude Securities fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Prelude Securities fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Prelude Securities fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Prelude Securities fund.

•
ESPP. This Policy does not apply to purchases of Prelude Securities in the Prelude Employee Stock Purchase Plan (the “ESPP”) resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the ESPP, including an election to increase or decrease the amount of your periodic contributions under the ESPP.

Because the Company’s ESPP has short enrollment periods that may occasionally fall outside of a permitted “window” period, Insiders may make participation or contribution elections in the Employee Stock Purchase Program during an otherwise-prohibited period. This exception applies only if the short enrollment period coincides with an otherwise-prohibited period, and the Insider is

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not in possession of material, non-public information at the time.

•
Options. This Policy does not apply to the exercise of an employee stock option acquired pursuant to Prelude’s equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have Prelude withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

•
Restricted Stock Awards/Units. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have Prelude withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock, including for the purpose of generating the cash needed to pay tax liabilities.

•
Mutual Funds. This Policy does not apply to transactions in publicly traded mutual funds that hold Prelude Securities.

•
Bona Fide Gifts. This Policy does not apply to bona fide gifts of Prelude Securities that have been pre-approved by the Compliance Officer, unless the giver of such gift is restricted from trading under this Policy and knows that the recipient intends to trade in the gifted Prelude Securities while the giver remains restricted; provided, however, that in all other instances gifts of Prelude Securities are subject to this Policy, including the prohibition on trading during a black-out period.

Trading Windows and Blackout Periods

Trading Windows

Both our existing stockholders and potential new investors in our stock need time to absorb our external statements before the information in those statements will be considered “public.” For that reason, we have implemented windows of time when you can trade our stock without violating this Policy. All Designated Insiders are allowed to trade our stock (other than pursuant to a 10b5-1 Plan) only during the trading window period or at the direction of the Compliance Officer, which opens once a full trading day has elapsed after the widespread (i.e. public) release of our quarterly or year-end operating results (the “Trading Window”). For example, if we publicly announce our quarterly financial results after close of trading on a Monday (or before trading begins on a Tuesday), then the first time an Insider can trade Prelude Securities is after the close of market on Tuesday (effectively at the opening of the market on Wednesday for regular trading). However, if we announce quarterly financial results after trading begins on that Tuesday, then the first time the Insider can trade is after the close of market on Wednesday (effectively at the opening of the market on Thursday for regular trading).

No Trading During Trading Windows While in the Possession of Material Non-Public Information.

Even if a Trading Window is open, you still may not trade Prelude Securities if you possess material non-public information at that time. An Insider who is in possession of material non-public information during an open Trading Window may trade our stock only after the close of trading on the next full trading day following our widespread public release of that material non-public information.

No Trading During Blackout Periods

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Even if a Trading Window is open, our Compliance Officer, at his or her discretion, may designate special trading restrictions (a “Blackout Period”) that apply to specific individuals or groups of people (including all Insiders) for as long as our Compliance Officer determines. No Insider subject to a Blackout Period may trade our stock during any such Blackout Period. Additionally, no Insider subject to a Blackout Period may tell anyone not subject to a Blackout Period that a Blackout Period has been designated or that one previously was in place.

Permitted Trades Under 10b5-1 Plans

We encourage all of our Designated Insiders to establish a 10b5-1 Plan. If you are interested in setting up a Rule 10b5-1 Plan, you should consult with our Compliance Officer and make sure that any applicable guidelines are followed.

Consequences of Violating this Policy

The penalties for violating insider trading laws can be severe and include imprisonment, disgorgement of profits, criminal prosecution, significant fines and public embarrassment. The reason for the transaction, size of the transaction, or the amount of profit received does not have to be significant — even small insider trading violations may be monitored, aggressively investigated, and prosecuted. Violation of this Policy may result in Prelude-imposed discipline and sanctions, including termination of your employment or other relationship with Prelude for cause.

Other Information

Our Board reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendment or waiver may be publicly disclosed if required by applicable laws, rules and regulations.

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Insider, must report the violation immediately to our Compliance Officer.

Please direct all questions about this Policy to our Compliance Officer.

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